Exhibit 99.1

X3 Acquisition Corp. Ltd. Announces Pricing of $200,000,000 Initial Public Offering

Minneapolis, MN, January 20, 2026 (GLOBE NEWSWIRE) – X3 Acquisition Corp. Ltd. (NASDAQ: XCBEU) (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “XCBEU” and will begin trading on January 21, 2026. Each unit to be issued in the offering consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “XCBE” and “XCBEW,” respectively. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on January 22, 2026, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business, industry, sector or geographical location, although it currently intends to focus on target businesses in the financial services industry.

Stifel, Nicolaus & Company, Incorporated (“Stifel”) is acting as the representative of the underwriters for the offering. Loeb & Loeb LLP and Maples and Calder (Cayman) LLP are serving as legal counsel to the Company, and DLA Piper LLP (US) is serving as legal counsel to the underwriters.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Stifel, Attention: Syndicate Department, 1201 Wills St., Suite 600, Baltimore, MD 21231, by telephone at (855) 300-7136 or by email at SyndProspectus@Stifel.com, or from the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

A registration statement relating to the units and the underlying securities was declared effective by the SEC on January 20, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Kenneth J. Weiller

Chief Financial Officer and Chief Operating Officer

612-457-0070